MARKET STOCK UNIT AWARD AGREEMENT
GRANTED UNDER
BIOGEN IDEC INC. 2008 OMNIBUS EQUITY PLAN

1.	Grant of Market Stock Units
Pursuant to the Biogen Idec Inc. 2008 Omnibus Equity Plan, as amended from time to time (the "Plan"), Biogen Idec Inc. (the “Company”) hereby grants to you, an employee of the Company or its Affiliates (the “Participant”) on each of the grant dates specified on your Fidelity stock plan account (the “Grant Date”) to you, the number of market stock units (the "Granted MSUs" or the "Award") specified on your Fidelity stock plan account, subject to the terms and conditions of this award agreement (“Agreement”) and the Plan. No MSU shall be paid unless vested in accordance with this Agreement. The Participant’s rights to the MSUs granted pursuant to this Agreement are subject to the restrictions described in this Agreement and the Plan, in addition to such other restrictions, if any, as may be imposed by law. All initially capitalized terms used will have the meaning specified in the Plan, unless another meaning is specified in this Agreement.

2.	Vesting
A.    The Participant shall have a nonforfeitable right to a portion of the Award (such portion, the vested portion) only upon the dates posted on your Fidelity stock plan account, except as otherwise provided herein or determined by the Committee in its sole discretion. No portion of any Award shall become eligible to vest on the vesting date unless the Participant is then, and since the Grant Date has continuously been, employed by the Company or any Affiliate. If the Participant ceases to be employed by the Company and its Affiliates for any reason, any then-outstanding and unvested portion of the Award shall be automatically and immediately forfeited and terminated, except as otherwise provided in this Agreement and the Plan.
B.    (i) MSUs granted in 2013 or prior will become eligible to vest in four equal installments on each of the first, second, third and fourth anniversaries of the Grant Date (each a “Vesting Date”) (the "Vesting Period"). MSUs granted in 2014 or thereafter will become eligible to vest in three equal installments on each of the first, second and third anniversaries of the Grant Date.
(ii) On each Vesting Date, the number of MSUs that become eligible to vest on such Vesting Date will vest based upon the change in the Biogen Idec share price between the Vesting Date and the Grant Date. The calculation of the number of MSUs that will vest is specified in the Long-Term Incentive Program Overview for Executives for the year in which the MSUs were granted (“LTI Overview”) which is also found on your Fidelity stock plan account. In the event and to the extent that a number of the MSUs then eligible to vest do not vest on the applicable Vesting Date in accordance with this Agreement and the LTI Overview, such MSUs shall be immediately forfeited. In the event that the threshold is not met based on the calculation described in the LTI Overview, any MSUs then eligible to vest shall not vest and shall be immediately forfeited. In the event and to the extent that the target is exceeded based on the calculation described in the LTI Overview, an additional number of MSUs will vest. In no event shall the number of MSUs that vest on the applicable Vesting Date exceed 150%, if granted in 2013 or prior, or 200% ,if granted in 2014 or thereafter, of the MSUs that became eligible to vest on such Vesting Date.
C.    Except as otherwise provided in the Plan, upon termination of the Participant's employment with the Company and its Affiliates for any reason, any portion of the Award that is not then vested will immediately terminate, except as follows:

(1)    any portion of the Award held by the Participant immediately prior to the Participant's termination of employment on account of death or Disability will, to the extent not vested previously, become eligible to vest as of the date of such termination of employment, and such MSUs then eligible to vest will vest in accordance with Section 2.B.(ii) with the date of the termination of employment serving as the applicable Vesting Date; and

(2)    any portion of the Award held by the Participant immediately prior to the Participant's Retirement, to the extent not vested previously, will remain outstanding and will become eligible to vest over the remainder of the Vesting Period as set forth in Section 2.B.(i) without regard to the service requirement specified in Section 2.A., for fifty percent (50%) of the number of MSUs covered by such unvested portion and for an additional ten percent (10%) of the number of MSUs covered by such unvested portion for every full year of employment by the Company and its Affiliates beyond ten (10) years, up to the remaining amount of the unvested MSUs, and such MSUs that become eligible to vest will vest in accordance with Section 2.B.(ii). For the avoidance of doubt, Retirement means the Participant’s termination from the Company and its Affiliates after reaching age 55 with ten (10) full years of service with the Company or its Affiliates, but not including any termination For Cause or any termination for insufficient performance, as determined by the Company and its Affiliates.

D.    Notwithstanding anything herein to the contrary, any portion of the Award held by a Participant or a Participant's permitted transferee immediately prior to the cessation of the Participant's employment For Cause shall terminate at the commencement of business on the date of such termination.

3.	Delivery of Award
A.    With respect to a Participant who is not eligible for Retirement, within 30 days following the date on which an MSU becomes vested, the Company shall issue to the Participant, subject to applicable withholding as discussed in Section 7 of this Agreement, one share of common stock of the Company ("Common Stock") in satisfaction of each vested MSU.

B.    With respect to a Participant who is or becomes eligible for Retirement at any time during the Vesting Period, the Company shall issue to the Participant, subject to applicable withholding as described in Section 7 of this Agreement, one share of Common Stock for each vested MSU (determined in accordance with Section 2 of this Agreement and Section 10 of the Plan) within 30 days of the earliest of (i) the date the MSU otherwise would have vested under Sections 2.B. and 2.C. of this Agreement or (ii) the date on which a Covered Transaction that satisfies the definition of a "change in control event" under Section 409A occurs.

C.    If you are a "specified employee" (as defined in Section 409A), you will be paid on the earlier of (i) the date which is six (6) months after you separate from service (within the meaning of Section 409A) or (ii) your date of death or Disability. The preceding sentence will not apply to any payments that are exempt from or are not subject to the requirements of Section 409A. For avoidance of doubt, if payments would be made under Section 3.B.(i) or Section 3.B.(ii) before the six month payment date on account of other than your separation from service, such payment will be made under Section 3.B.(i) or Section 3.B.(ii) as applicable.

4.	Cancellation and Rescission of Awards
The Committee may cancel, rescind, withhold or otherwise limit or restrict the Award prior to payment at any time if the Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if the Participant engages in any Detrimental Activity.

5.	No Voting, Dividend or Other Rights as a Stockholder
The Participant shall not have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Award until he or she becomes the holder of such shares. Accordingly, the Award shall not be interpreted to bestow upon the Participant any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers to the Participant shares of Common Stock. Furthermore, the Participant is not entitled to vote any Common Stock by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any share of Common Stock underlying the Award prior to the payment date with respect to such share.

6.	Unfunded Status

The obligations of the Company and its Affiliates hereunder shall be contractual only. The Participant shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Participant or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

7.	Withholding
Awards will be subject to income tax withholding and reporting as required under local law. If statutory withholding of taxes and/or social insurance is required at the time of vesting, the Company will withhold from delivery to the Participant a number of shares of Common Stock equal in value to the statutory minimum amount required to be withheld. A similar amount of cash will be paid by the Company on behalf of the employee to the applicable tax authorities. The number of shares to be withheld will be calculated using the closing sales price of a share of Common Stock on the Vesting Date. Shares (net of the number withheld for the payment of withholding taxes, if applicable) will be delivered to the Participant’s stock plan account upon vesting in accordance with the Plan. The Company may, in its discretion, permit Participants to make alternative arrangements for payment of any such taxes and/or social insurance.

In certain cases, local law may require that an award be subject to tax earlier than the date of payment. If that occurs, the Company will notify the Participant and will deduct the required tax amount from the Participant's pay in accordance with applicable law.

8.	Provisions of the Plan
The Award is subject to the provisions of the Plan, which are incorporated herein by reference, and in the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan as in effect on the Grant Date has been made available to the Participant.

9.    No Right to Employment

The grant of the Award shall not constitute a contract of employment or confer upon the Participant any right with respect to the continuance of his/her employment by or other service with the Company or any Affiliate, nor shall it or they be construed as affecting the rights of the Company (or Affiliate) to terminate the service of the Participant at any time or otherwise change the terms of such service, including, without limitation, the right to promote, demote or otherwise re-assign the Participant from one position to another within the Company or any Affiliate.

10.    Governing Law

The provisions of the Award shall be governed by and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

Biogen Idec Inc.

By Kenneth DiPietro
EVP, Human Resources

1